Exhibit 99.1
Vantiv Closes Secondary Offering and Debt Refinancing and Completes Share Repurchase
CINCINNATI, May 15, 2013 – Vantiv, Inc. (NYSE: VNTV) (“Vantiv”) today announced the closing of the secondary public offering of 40,714,704 shares of its Class A common stock by funds managed by Advent International Corporation and Fifth Third Bank (the “Selling Stockholders”) at a price to the public of $23.75 per share, which includes the full exercise of the underwriters’ option to purchase up to 2,114,704 additional shares from the Selling Stockholders. The Selling Stockholders received all of the proceeds from the offering. No shares were sold by Vantiv.
Vantiv also announced it closed its previously announced debt refinancing and used a portion of the borrowings under its new term loan facility to complete its repurchase from the underwriters of 17,452,958 of the 40,714,704 shares of its Class A common stock sold by the Selling Stockholders in the offering at a price of $22.91875 per share, which was the price per share paid by the underwriters to the Selling Stockholders in the offering.
The offering was made pursuant to an effective shelf registration statement, including a prospectus and a prospectus supplement related to the offering, filed by Vantiv with the Securities and Exchange Commission (the “SEC”). Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 866-803-9204; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or telephone: 800-221-1037, or email: newyork.prospectus@credit-suisse.com; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, or telephone: 866-471-2526, or facsimile: 212-902-9316, or email: prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or telephone: 866-718-1649, or email: prospectus@morganstanley.com; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or telephone: 800-503-4611, or email: prospectus.cpdg@db.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 800-831-9146, or email: batprospectusdept@citi.com; or Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152, Attention: Equity Syndicate Dept., or telephone: 800-326-5897, or email: cmclientsupport@wellsfargo.com.
This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement. Nothing in this press release should be construed as an offer to sell, or the solicitation of an offer to buy, any securities subject to the share repurchase.
About Vantiv
Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company’s growth strategy includes expanding further into high growth payment segments, such as ecommerce, payment facilitation (PayFacTM), mobile, prepaid and information solutions, and attractive industry verticals, such as petroleum, business-to-business, government, healthcare, gaming and education.
Contact
Nathan Rozof, CFA
Senior Vice President
Investor Relations
866.254.4811 or 513.900.4811
IR@vantiv.com